EXECUTION VERSION






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                             INVESTMENT AGREEMENT

                                    between

                      ECHOSTAR COMMUNICATIONS CORPORATION

                                      and

                            VIVENDI UNIVERSAL, S.A.

                         _____________________________

                                  Dated as of

                               December 14, 2001

                         _____________________________













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                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----


                                   Article I

                 Purchase and Sale of Preferred Stock; Closing
                 ---------------------------------------------

Section 1.01. Purchase and Sale of the Preferred Stock.......................2
Section 1.02. Closing........................................................2
Section 1.03. Transactions To Be Effected at the Closing.....................2


                                  Article II

                 Representations and Warranties of the Company
                 ---------------------------------------------

Section 2.01. Organization and Standing......................................3
Section 2.02. Capitalization; Valid Issuance; Registration Rights Agreements.3
Section 2.03. Authorization; Enforceability..................................4
Section 2.04. No Violation; Consents.........................................5
Section 2.05. SEC Filings; Financial Statements..............................6
Section 2.06. Material Adverse Change........................................6
Section 2.07. Private Offering...............................................7
Section 2.08. Litigation.....................................................7
Section 2.09. Permits and Licenses...........................................7
Section 2.10. Merger Transaction Agreements; Board Matters...................7
Section 2.11. State Takeover Statutes........................................8


                                  Article III

                Representations and Warranties of the Investor
                ----------------------------------------------

Section 3.01. Organization and Standing......................................8
Section 3.02. Authorization; Enforceability..................................8
Section 3.03. No Violation; Consents.........................................9
Section 3.04. Private Offering..............................................10
Section 3.05. Hughes Reorganization.........................................10


                                     -i-


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                                  Article IV

                                   Covenants
                                   ---------

Section 4.01. Certain Assurances............................................10
Section 4.02. HSR Act Notification..........................................11
Section 4.03. Board Representation..........................................11
Section 4.04. Issuances of Class C Common Stock by the Surviving
              Corporation; Equalization Payments............................11
Section 4.05. Standstill....................................................13
Section 4.06. MFN Protection................................................14
Section 4.07. Surviving Corporation Bound by Terms of Investment............15
Section 4.08. Commercial Agreements.........................................15
Section 4.09. Amendments to the Merger Agreement............................15
Section 4.10. Reservation of Shares; Listing................................15
Section 4.11. Legends.......................................................16
Section 4.12. Filing of Certificate of Designations.........................17
Section 4.13. Fees and Expenses.............................................17
Section 4.14. Commercially Reasonable Efforts...............................17
Section 4.15. Publicity.....................................................18
Section 4.16. Transfer of Non-Voting Preferred Stock........................18
Section 4.17. Registration of Shares to be Issued in the Merger.............19
Section 4.18. Market Sales During Company Offering..........................19
Section 4.19. Waiver of Appraisal Rights....................................19


                                   Article V

                             Conditions Precedent
                             --------------------

Section 5.01. Conditions to Each Party's Obligation.........................20
Section 5.02. Conditions to Obligation of the Investor......................20
Section 5.03. Conditions to Obligation of the Company.......................22
Section 5.04. Frustration of Closing Conditions.............................23
Section 5.05. Effect of Certain Waivers of Closing Conditions...............23


                                  Article VI

                       Termination, Amendment and Waiver
                       ---------------------------------

Section 6.01. Termination...................................................23
Section 6.02. Effect of Termination.........................................24

                                  Article VII

                              General Provisions
                              ------------------

Section 7.01. Assignment; Successors........................................24
Section 7.02. No Third-Party Beneficiaries..................................25
Section 7.03. Notices.......................................................25
Section 7.04. Interpretation; Exhibits and Schedules; Certain Definitions...26
Section 7.05. Counterparts..................................................27
Section 7.06. Entire Agreement..............................................27
Section 7.07. Severability..................................................27
Section 7.08. Consent to Jurisdiction.......................................27
Section 7.09. Governing Law.................................................27
Section 7.10. Waiver of Jury Trial..........................................28
Section 7.11. Amendments and Waivers........................................28
Section 7.12. Specific Performance..........................................28
Section 7.13. Survival of Representations and Warranties....................28

                                    INVESTMENT AGREEMENT (this "Agreement")
                           dated as of December 14, 2001, between ECHOSTAR COMMUNICATIONS CORPORATION, a Nevada corporation (the "Company"), and VIVENDI UNIVERSAL, S.A., a societe anonyme organized under the laws of France (the "the Investor").

          WHEREAS the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor shares of Series D mandatorily convertible participating preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock") having the rights, powers and preferences set forth in the Certificate of Designations (as defined below);

          WHEREAS, in connection with the purchase and sale of the Preferred Stock and as a condition to the willingness of the Investor to enter into this Agreement, the Company has agreed to issue to the Investor, upon consummation of the transactions contemplated by this Agreement, contingent value rights (the "CVRs") pursuant to the Contingent Value Rights Agreement in the form attached hereto as Exhibit A, with such changes thereto as are mutually agreed by the Investor and the Company (the "CVR Agreement"); and

          WHEREAS, in connection with the purchase and sale of the Preferred Stock and as a condition to the willingness of the Investor to enter into this Agreement, the Company has agreed to enter into a Registration Rights Agreement with the Investor in the form attached hereto as Exhibit B, with such changes thereto as are mutually agreed by the Investor and the Company (the "Registration Rights Agreement"), pursuant to which the Company will grant certain rights to the Investor with respect to the registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") of shares of Class A Common Stock (as defined below) issuable upon conversion of the Preferred Stock or settlement of the CVRs;

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Investor and certain stockholders of the Company have entered into a Stockholder Voting Agreement, dated as of December 14, 2001 (the "Stockholder Voting Agreement"), concerning certain voting and governance agreements relating to the Company and its capital stock to become effective upon consummation of the transactions contemplated by this Agreement;

          WHEREAS, concurrently with the purchase and sale of the Preferred Stock pursuant to this Agreement and the issuance of the CVRs pursuant to the CVR Agreement and as a condition to the willingness of the Investor to enter into this Agreement, the Company and the Investor will enter into commercial agreements relating to (i) new interactive services, (ii) linear channel broadcast rights, (iii) set-top-box technology commitments and (iv) film broadcast and exhibition arrangements, on the terms set forth in Annexes I through IV, respectively, (the "Commercial Agreements").


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                                                                             2


          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  Article I

                 Purchase and Sale of Preferred Stock; Closing
                 ---------------------------------------------

          Section 1.01 Purchase and Sale of the Preferred Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company shall issue, sell and deliver to the Investor, and the Investor shall purchase and accept from the Company, 5,760,479 shares of Preferred Stock, for a purchase price, payable as set forth in Section 1.02, equal to $260.395 per share (the "Purchase Price"). The purchase and sale of the Preferred Stock pursuant to this Agreement and the issuance of the CVRs pursuant to the CVR Agreement are collectively referred to in this Agreement as the "Investment".

          Section 1.02. Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the Investment (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 a.m. on the fifth business day following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Section 5.01 (other than any of such conditions that by their nature are to be fulfilled at Closing, but subject to the fulfillment or waiver of such conditions), or, if on such day any condition set forth in Section 5.02 or
5.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article V have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) (other than any of such conditions that by their nature are to be fulfilled at Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date as shall be agreed between the Company and the Investor. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          Section 1.03. Transactions To Be Effected at the Closing. At the
Closing:

          (a) the Company shall deliver to the Investor: (i) against payment of the Purchase Price, a certificate or certificates representing in the aggregate 5,760,479 shares of Preferred Stock, which shall be in definitive form and registered in the name of the Investor or such wholly owned subsidiary of the Investor as shall be designated in writing by the Investor at least two business days prior to the Closing Date; and (ii) each document and other instrument to be delivered by or on behalf of the Company pursuant to Section 5.02; and

          (b) the Investor shall deliver to the Company: (i) against delivery of a certificate or certificates representing in the aggregate 5,760,479 shares of Preferred Stock, payment, by wire transfer to a bank account designated in writing by the Company (such designation to be made at least two business days prior to the Closing Date), of immediately available funds in an


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                                                                             3


amount equal to the Purchase Price and (ii) each document and other instrument to be delivered by the Investor pursuant to Section 5.03.

                                  Article II

                 Representations and Warranties of the Company
                 ---------------------------------------------

          The Company hereby represents and warrants to the Investor, as of the date of this Agreement, as follows:

          Section 2.01. Organization and Standing. Each of the Company and the Company's "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) is duly incorporated, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and the Company's "significant subsidiaries" (as so defined) is duly qualified to transact business as a foreign corporation and is in good standing (to the extent such concepts or equivalent concepts are recognized in such jurisdictions) in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has delivered to the Investor true and complete copies of the Company's Articles of Incorporation, as amended to date, and By-laws, as in effect on the date hereof.

          Section 2.02. Capitalization; Valid Issuance; Registration Rights Agreements. (a) As of the date of this Agreement, the Company's authorized capital stock consists of (i) 1,600,000,000 shares of common stock, par value $0.01 per share, of which (x) 800,000,000 shares have been designated Class A Common Stock (the "Class A Common Stock"), (y) 400,000,000 shares have been designated Class B Common Stock (the "Class B Common Stock") and (z) 400,000,000 shares have been designated Class C Common Stock (the "Class C Common Stock") and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (x) 1,616,681 shares have been designated Series A Cumulative Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), (y) 900,000 shares have been designated Series B Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share ("Series B Preferred Stock") and (z) 2,300,000 shares have been designated Series C Cumulative Convertible Preferred Stock, par value $0.01 per share ("Series C Preferred Stock"). As of December 7, 2001, (i) 240,948,821 shares of Class A Common Stock (excluding shares held by the Company as treasury shares) were issued and outstanding, (ii) 238,435,208 shares of Class B Common Stock (excluding shares held by the Company as treasury shares) were issued and outstanding,
(iii) no shares of Class C Common Stock were issued and outstanding, (iv) no shares of Class A Common Stock or Class B Common Stock, respectively, were held by the


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                                                                             4

Company as treasury shares and (v) no shares of Series A Preferred
Stock, Series B Preferred Stock or Series C Preferred Stock were issued and outstanding. Prior to the Closing, the Company will file a certificate with the Secretary of State of the State of Nevada withdrawing the designation of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

          (b) Each outstanding share of capital stock of the Company referred to in paragraph (a) of this Section 2.02 is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth in Section 2.02(b) of the disclosure schedule, dated as of the date hereof and delivered by the Company to the Investor on the date hereof (the "Company Disclosure Schedule"), the Company has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of the Company on any matter.

          (c) As of the Closing Date, each share of Preferred Stock to be issued to the Investor will be duly authorized and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights.

          (d) The shares of Class A Common Stock issuable upon the conversion of the Preferred Stock and issuable upon the settlement of the CVRs have been, and at all times prior to such conversion or settlement will be, duly authorized and adequately reserved in contemplation of such issuance or settlement. As of the date of its issuance, each share of Class A Common Stock issuable upon conversion of the Preferred Stock or upon settlement of the CVRs or an Equalization Payment (as defined below), as applicable, will have been validly issued and will be fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights.

          (e) The Company has provided the Investor with true and complete copies of all agreements in effect on the date of this Agreement pursuant to which the Company has agreed to register any of its securities under the Securities Act.

          Section 2.03. Authorization; Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each of the CVR Agreement, the Registration Rights Agreement and the Certificate of Designations (this Agreement and each such other agreement or document, together with the Stockholder Voting Agreement, collectively, the "Investment Transaction Documents"), and has taken all corporate action necessary to authorize the execution, delivery and performance by it of each Investment Transaction Document to which it is, or will be, a party, and to consummate the Investment and the other transactions contemplated hereby and thereby. No other corporate or stockholder proceeding on the part of the Company is necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and, at the Closing, the Company will have duly executed and delivered each of the other Investment Transaction Documents to be executed and delivered by it at or prior to Closing. This Agreement constitutes, and each of the other Investment Transaction Documents to which the Company is, or will be, a party, when executed and delivered by the


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                                                                             5

Company, will constitute, assuming the due authorization, execution and delivery by the Investor of this Agreement and the other Investment Transaction Documents to which it is, or will, be a party, a legal, valid and binding obligation of the Company, each enforceable against the Company in accordance with its terms.

          Section 2.04. No Violation; Consents. (a) Subject to the governmental filings and other matters referred to in Section 2.04(b), the execution, delivery and performance by the Company of this Agreement and each of the other Investment Transaction Documents to which it is, or will be, a party and the consummation by the Company of the Investment and the other transactions contemplated hereby and thereby do not and will not contravene
(i) any applicable foreign, federal or state statute, rule, regulation, order, writ, decree, injunction or judgment or (ii) any applicable stock exchange or trading market rule or listing requirement, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and each of the other Investment Transaction Documents to which it is, or will be, a party and the consummation of the Investment and the other transactions contemplated hereby and thereby (i) will not conflict with or violate any provision of the Articles of Incorporation or By-laws or other governing documents of the Company and (ii) except as set forth in Section 2.04(a) of the Company Disclosure Schedule, will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancelation or acceleration) under any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond or other agreement or instrument (collectively, "Contract") to which the Company is a party or by which the Company is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind (collectively, "Lien") upon any of the assets of the Company, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except for (i) the filings by the Company, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and any similar laws of foreign jurisdictions, (ii) applicable filings, if any, required by applicable federal, state or foreign securities laws, (iii) the filing of the Certificate of Designations with the Secretary of State of the State of Nevada and (iv) any required approvals of the Federal Communications Commission or any successor agency, in each case, which shall be made (or are not required to be made) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any foreign, federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market (collectively, "Governmental Authority") or other person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or any of the other Investment Transaction Documents to which it is, or will be, a party or the consummation by the Company of the Investment or the other transactions contemplated hereby or thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected


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                                                                             6


to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or thereby.

          Section 2.05. SEC Filings; Financial Statements. (a) The Company and each subsidiary of the Company that is required to file documents with the Securities and Exchange Commission (the "SEC") has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2000 (the "SEC Documents"). As of the respective dates of their filing with the SEC (or as amended or supplemented prior to the date hereof), the SEC Documents complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders' equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and lack of footnote disclosure). Except (i) for liabilities or obligations incurred since September 30, 2001 in the ordinary course of business, (ii) for liabilities or obligations under the EchoStar Transaction Agreements (as such term is defined in the Agreement and Plan of Merger dated as of October 28, 2001, by and between the Company and Hughes Electronics Corporation, a Delaware corporation ("Hughes"), as amended as of the date of this Agreement (as it may be amended from time to time (but without prejudice to the condition to Closing set forth in Section 5.02(e)), the "Merger Agreement")) and the exhibits, schedules and annexes thereto that have been publicly filed or true and complete copies of which the Company has provided to the Investor prior to the date of this Agreement, (iii) as set forth in
Section 2.05(b) of the Company Disclosure Schedule, (iv) for liabilities or obligations under the Merger Commitment Letter (as such term is defined in the Merger Agreement) or (v) as disclosed, provided for or reserved against in the SEC Documents filed prior to the date of this Agreement (as such documents have been amended or supplemented prior to the date of this Agreement, the "Filed SEC Documents"), the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          Section 2.06. Material Adverse Change. Except as disclosed in the Filed SEC Documents or in any public disclosure made by the Company or any of its subsidiaries after September 30, 2001 and prior to the date of this Agreement, each of which public disclosures is set forth in Section 2.06 of the Company Disclosure Schedule (the "Prior Public Disclosures") or


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                                                                             7

as otherwise set forth in Section 2.06 of the Company Disclosure Schedule, since September 30, 2001, there has not been any event, change, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had, or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Investment Transaction Documents.

          Section 2.07. Private Offering. Subject to the truth and accuracy of the Investor's representations and warranties set forth in Section 3.04, the offer, sale and issuance by the Company of the Preferred Stock pursuant to this Agreement and the issuance and delivery of the CVRs pursuant to the CVR Agreement are exempt from the registration requirements of the Securities Act.

          Section 2.08. Litigation. Except (i) as disclosed in the Filed SEC Documents or the Prior Public Disclosures, (ii) as set forth in Section 2.08 of the Company Disclosure Schedule or (iii) for any proceedings or investigations relating to the transactions contemplated by the Merger Agreement, there are not any (a) outstanding judgments against or affecting the Company or any of its subsidiaries, (b) proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Company, pending or threatened against the Company or any of its subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Investment or (ii) if resolved adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 2.09. Permits and Licenses. Except (i) as disclosed in the Filed SEC Documents or the Prior Public Disclosures or (ii) as set forth in
Section 2.09 of the Company Disclosure Schedule, the Company and its subsidiaries have obtained and maintain in effect all governmental permits, licenses, franchises and authorizations required for the Company and its subsidiaries to conduct their respective businesses as currently conducted, except for those of which the failure to obtain or maintain in effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 2.10. Merger Transaction Agreements; Board Matters. (a) The board of directors of Hughes has taken all corporate action necessary to approve the Investment and the other transactions contemplated by this Agreement in accordance with the terms of the Merger Agreement (including the amendment to the Merger Agreement referred to in Section 2.10(b)) and, if applicable, the other Transaction Agreements (as such term is defined in the Implementation Agreement dated as of October 28, 2001, by and among General Motors Corporation, a Delaware corporation ("GM"), Hughes and the Company, as amended as of the date of this Agreement (as it may be amended from time to time (but without prejudice to the condition to Closing set forth in Section 5.2(e)), the "Implementation Agreement"), and all consents of GM and Hughes, and the lenders under the Merger Commitment Letter (as such term is defined in the Merger Agreement), necessary thereunder in connection therewith have been obtained. No other consent of, or approval by, any person is required under the terms of the Merger Agreement or the other Transaction Agreements in connection with the execution and delivery of this Agreement by the Company or for the consummation of the Investment and the other transactions contemplated by this Agreement and the other Investment Transaction Documents.

          (b) The Merger Agreement has been amended to provide that (i) Jean-Marie Messier, chairman and chief executive officer of the Investor ("JMM"), will be a member of the board of directors of the Surviving Corporation (as such term is defined in the Merger Agreement, with such term having the same meaning when used in this Agreement, the "Surviving Corporation") in the merger (the "Merger") provided for in Article I of the Merger Agreement, effective at the closing of the Merger in accordance with
Section 5.3(c) of the Merger Agreement, with a term expiring at the second annual election of the directors of the Surviving Corporation following consummation of the Merger, and (ii) the by-laws of the Surviving Corporation shall provide that all members of the board of directors of the Surviving Corporation, whether or not such director is a member of the relevant committee, shall be entitled to receive notice of each meeting of each committee of such board of directors and that each director shall be entitled to attend each meeting of any such committee, whether or not such director is a member of such committee, and each such amendment remains in full force and effect. Effective on or prior to the date of this Agreement, the board of directors of the Company has adopted a resolution to amend the By-laws of the Company, effective as of the Closing Date, to provide members of the board of directors of the Company with the notice and meeting attendance rights described in clause (ii) of the immediately preceding sentence in connection with committees of the board of directors of the Company, and such resolution remains in full force and effect.

          Section 2.11. State Takeover Statutes. The requirements of the Acquisition of Controlling Interest Statute and the Combinations with Interested Stockholders Statute under the Nevada Revised Statutes do not apply to this Agreement and the other Investment Transaction Documents and the transactions contemplated hereby and thereby.

                                 Article III

                Representations and Warranties of the Investor
                ----------------------------------------------

          The Investor hereby represents and warrants to the Company, as of the date of this Agreement, as follows:

          Section 3.01. Organization and Standing. The Investor is duly organized and validly existing under the laws of France and has all requisite corporate power and authority to carry on its business as presently conducted.

          Section 3.02. Authorization; Enforceability. The Investor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each other Investment Transaction Document to which it is, or will be, a party, and has taken all corporate action necessary to authorize the execution, delivery and performance by it of each of such Investment Transaction Documents and to consummate the


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                                                                             9


Investment and the other transactions contemplated hereby and thereby. No other corporate or stockholder proceeding on the part of the Investor is necessary for such authorization, execution, delivery and consummation. The Investor has duly executed and delivered this Agreement and, at the Closing, the Investor will have duly executed and delivered each of the other Investment Transaction Documents to be executed and delivered by it at or prior to Closing. This Agreement constitutes, and each of the other Investment Transaction Documents to which the Investor is, or will be, a party, when executed and delivered by the Investor, will constitute, assuming the due authorization, execution and delivery by the Company of this Agreement and the other Investment Transaction Documents to which it is, or will be, a party, a legal, valid and binding obligation of the Investor, each enforceable against the Investor in accordance with its terms.

          Section 3.03. No Violation; Consents. (a) Subject to the governmental filings and other matters referred to in Section 3.03(b), the execution, delivery and performance by the Investor of this Agreement and each of the other Investment Transaction Documents to which it is, or will be, a party and the consummation by Investor of the Investment and the other transactions contemplated hereby and thereby do not and will not contravene
(i) any applicable foreign, federal or state statute, rule, regulation, order, writ, decree, injunction or judgment or (ii) any applicable stock exchange or trading market rule or listing requirement, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to timely perform its obligations under this Agreement or under any other Investment Transaction Document to which it is, or will be, a party. The execution, delivery and performance by the Investor of this Agreement and each of the other Investment Transaction Documents to which it is, or will be, a party and the consummation of the Investment and the other transactions contemplated hereby and thereby (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancelation or acceleration) under any Contract to which the Investor is party or by which the Investor is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of the Investor, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to timely perform its obligations under this Agreement or under any other Investment Transaction Document to which it is, or is specified to be, a party, and (ii) will not conflict with or violate any provision of the Restated Corporate Statutes of the Investor.

          (b) Except for (i) the filings by the Investor, if any, required by the HSR Act and any similar laws of foreign jurisdictions, (ii) applicable filings, if any, with the SEC pursuant to the Exchange Act and (iii) any required approvals of the Federal Communications Commission or any successor agency, in each case, which shall be made (or are not required to be made) on or prior to the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by the Investor for the execution, delivery and performance of any of this Agreement or any of the other Investment Transaction Documents to which it is, or will be, a party or the consummation by the Investor of the Investment or the other transactions contemplated hereby or thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to timely perform its obligations under this Agreement or any other Investment Transaction Document to which it is, or will be, a party.

          Section 3.04. Private Offering. (a) The Preferred Stock purchased by the Investor pursuant to this Agreement and the CVRs to be issued to the Investor pursuant to the CVR Agreement, and any shares of Class A Common Stock to be issued upon conversion or settlement thereof, are being acquired for investment only and not with a view to any public distribution thereof, and the Investor shall not offer to sell or otherwise dispose of the Class A Common Stock so acquired by it (the Preferred Stock and the CVRs by their terms being nontransferable) in violation of any of the registration requirements of the Securities Act.

          (b) The Investor understands that the offering and sale of the Preferred Stock pursuant to this Agreement and the issuance and delivery of the CVRs pursuant to the CVR Agreement are being effected in a transaction exempt from registration under the Securities Act, and that such securities (and the Class A Common Stock issuable upon conversion or settlement thereof) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

          (c) The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Investment and is capable of bearing the economic risks of the Investment.

          Section 3.05. Hughes Reorganization. The Investor acknowledges and agrees that (i) no vote or consent of the Investor shall be required under any Investment Transaction Document or applicable law in connection with the Hughes Reorganization (as such term is defined in the Implementation Agreement), including any amendment and restatement of any Transaction Agreement (as defined in the Implementation Agreement) in connection therewith, (ii) no representation, warranty, covenant or agreement contained in any Investment Transaction Document shall be deemed to have been breached as a result of the Hughes Reorganization (as so defined) (including any amendment and restatement of any Transaction Agreement (as so defined) in connection therewith) and (iii) no closing condition in any Investment Transaction Document shall be deemed not to have been satisfied as a result of the Hughes Reorganization (as so defined) (including any amendment and restatement of any Transaction Agreement (as so defined) in connection therewith).

                                  Article IV

                                  Covenants
                                  ---------

          Section 4.01. Certain Assurances. Prior to the Closing, the Company and the Investor shall not, and shall not permit any of their respective subsidiaries to, take any action that would, to the knowledge of such party, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality or Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article V not being satisfied. Each of the parties agrees to and shall use its respective commercially reasonable efforts to cause the conditions for the benefit of the other party set forth in Article V to be satisfied.

          Section 4.02. HSR Act Notification. To the extent required by the HSR Act, each of the Company and the Investor shall (a) use commercially reasonable efforts to file or cause to be filed, within 10 business days after the date of this Agreement, or as promptly thereafter as practicable, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) use commercially reasonable efforts (including after the Closing Date if Non-Voting Preferred Stock (as defined below) is issued and delivered at the Closing in accordance with the provisions of Section 6.01(a)(iii)) to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each of the Company and the Investor agrees to request, and to cooperate with the other in requesting, early termination of any applicable waiting period under the HSR Act. In addition, to the extent reasonably requested by the Company, the Investor will, and will cause its subsidiaries to, cooperate with the Company in providing information to, and responding to questions posed by, the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice in connection with the review of the Merger under the HSR Act.

          Section 4.03. Board Representation. The Company shall take such action as may be necessary to appoint JMM to the board of directors of the Company effective as of the Closing Date. At all times prior to the Merger, for so long as the Investor and its subsidiaries own any combination of shares of Preferred Stock issued to the Investor and its subsidiaries on the Closing Date (the "Initial Preferred Shares") and Class A Common Stock issued upon conversion of any of the Initial Preferred Shares which, taken together, would represent, if all Initial Preferred Shares were converted, at least 51% of the Class A Common Stock issuable upon conversion of all the Initial Preferred Shares (as adjusted for stock splits, combinations, subdivisions and similar changes to the Company's capital structure) (the "51% Test"), the Company shall take all appropriate action to cause JMM to be nominated for re-election as a member of the board of directors of the Company in connection with each meeting of the stockholders of the Company called for the election of directors coincident with the expiration of his then current term, including by using its commercially reasonable efforts to cause JMM to be so elected at each such meeting.

          Section 4.04. Issuances of Class C Common Stock by the Surviving Corporation; Equalization Payments. During the period commencing on the date on which the Merger is consummated and ending on the earlier of (x) the date on which the CVR Agreement is terminated in accordance with its terms (other than pursuant to Section 1.06 thereof, in which case ending on the date that is 30 months following the date on which the Merger is consummated) and (y) the date that is 30 months following the date on which the Merger is consummated, for so long as the Investor and its wholly owned subsidiaries own that number of shares of Class A common stock, par value $0.01 per share, of the Surviving Corporation (the "New Class A Common Stock") as is equal to at least 51% of the number of shares of Class A Common Stock issuable upon conversion of all of the Initial Preferred Shares (as adjusted for the Class A Exchange Ratio (as such term is defined in the Merger Agreement) and for stock splits, combinations, subdivisions and similar changes to the capital structure of the Company or the Surviving Corporation, as the case may be), the Surviving Corporation shall not issue any shares of Class C common stock, par value $0.01 per share, of the Surviving Corporation (the "New Class C Common Stock"), or securities convertible into or exchangeable for, New Class C Common Stock (other than (a) as permitted pursuant to, or contemplated by, the terms of the Transaction Agreements (as such term is defined in the Implementation Agreement) and the exhibits, schedules and annexes thereto as in effect as of the date of this Agreement that have been publicly filed or true and complete copies of which the Company has provided to the Investor prior to the date of this Agreement, (b) in exchange for outstanding shares of Class B common stock of the Surviving Corporation or (c) pursuant to any employee benefit, compensation or bonus plan of the Surviving Corporation), unless on the date of such issuance the Surviving Corporation pays to the Investor an amount (at the election of the Surviving Corporation, in cash or in shares of New Class A Common Stock) equal to the amount, if any, by which the opening market price of the New Class C Common Stock on the date of such issuance exceeds the opening market price of the New Class A Common Stock on the date of such issuance, multiplied by the number of shares of New Class C Common Stock issued (or, in the case of securities convertible into or exchangeable for Class C Common Stock, the number of shares into which such securities are convertible or exchangeable) (an "Equalization Payment"); provided, however, that upon receipt of a certified copy of resolutions adopted by the board of directors of the Surviving Corporation authorizing the issuance of shares of New Class C Common Stock within a specified ten business day period, the Investor agrees not to effect (and to cause its subsidiaries and controlled affiliates not to effect) any sales, transfers or other dispositions of any securities of the Surviving Corporation (including any hedging or derivative transactions involving any such securities) during such ten business day period. The maximum number of shares of New Class C Common Stock in respect of the issuance of which the Investor will be entitled to receive an Equalization Payment shall be equal to the number of shares of Class A Common Stock into which the Preferred Stock held by the Investor and its wholly owned subsidiaries converts immediately prior to the effective time of the Merger (as adjusted for the Class A Exchange Ratio (as such term is defined in the Merger Agreement) upon consummation of the Merger), and each Equalization Payment shall reduce on a one-for-one basis, based on the number of shares of New Class C Common Stock in respect of which such Equalization Payment was made, the number of shares of New Class C Common Stock in respect of which the Investor will be entitled to receive future Equalization Payments as a result of the issuance of additional shares of New Class C Common Stock. Similarly, each sale of shares of New Class A Common Stock by the Investor or any of its subsidiaries after the effective time of the Merger shall reduce on a one-for-one basis, based on the number of shares of New Class A Common Stock sold, the number of shares of New Class C Common Stock in respect of which the Investor will be entitled to receive future Equalization Payments as a result of the issuance of additional shares of New Class C Common Stock.

          Section 4.05. Standstill. (a) For so long as (i) (x) the Investor and its affiliates own greater than 1% of the outstanding capital stock of the Company or the Surviving Corporation, (y) a designee of the Investor is a member of the board of directors of the Company or JMM is a member of the board of directors of the Surviving Corporation or (z) the Commercial Agreement set forth in Annex I remains in full force and effect and (ii) Charles W. Ergen ("CWE") is the chief executive officer (or, subject to paragraph (b) of this Section 4.05, a member of the board of directors) of the Company or the Surviving Corporation, neither the Investor nor any of its subsidiaries or controlled affiliates will, nor will the Investor or any of its subsidiaries on controlled affiliates authorize any of their agents or representatives to, without the prior written consent of the board of directors of the Company or the Surviving Corporation (as the case may be), directly or indirectly:

          (i) acquire or propose to acquire any securities (or "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) thereof) of the Company or the Surviving Corporation if as a result of such acquisition the ownership interest of the Investor and its affiliates in the Company or the Surviving Corporation (as the case may be) would be more than 1% greater than the ownership interest of the Investor and its affiliates in the Company on the Closing Date or in the Surviving Corporation as of the effective time of the Merger, as the case may be;

          (ii) initiate or propose to initiate any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries or the Surviving Corporation or any of its subsidiaries;

          (iii) participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company or the Surviving Corporation;

          (iv) form, join or in any way participate in a "group" (as such term is defined under the Exchange Act) with respect to any voting securities of the Company or the Surviving Corporation (except as expressly contemplated by the Stockholder Voting Agreement);

          (v) submit any "shareholder proposal" (as such term is used in Rule 14a-8 under the Exchange Act) to the Company or the Surviving Corporation;

          (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or the Surviving Corporation (other than through a designee of the Investor on any such board of directors acting in his capacity as a director);

          (vii) request the Company or the Surviving Corporation to amend any provision of this paragraph (a) (including this clause); or

          (viii) enter into any agreement (other than the Stockholder Voting Agreement) with respect to any of the foregoing actions (the restrictions contained in the foregoing clauses (i)-(viii) are referred to as the "Standstill Obligations").

          (b) The Standstill Obligations shall terminate and be of no effect if, during any time that CWE is a member of the board of directors of the Company or the Surviving Corporation (as the case may be) but is not the chief executive officer of the Company or the Surviving Corporation (as the case may be):

          (i) the Company or the Surviving Corporation enters into an agreement relating to an Acquisition Proposal (as defined below); or

          (ii) any person or group of persons commences (x) a tender offer or exchange offer to acquire 50% or more of the outstanding voting securities of the Company or the Surviving Corporation or (y) a "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities relating to the election of the board of directors of the Company or the Surviving Corporation.

The term "Acquisition Proposal" means any (i) merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or the Surviving Corporation that would result in holders of outstanding voting capital stock of the Company or the Surviving Corporation immediately prior to such transaction holding, directly or indirectly, voting capital stock of the surviving person in such transaction (or any ultimate parent thereof) representing less than 50% of the voting power in the election of members of the board of directors (or comparable governing body) of all outstanding capital stock of such surviving person (or such ultimate parent) immediately after such transaction, (ii) sale, lease or other disposition or series of related dispositions, directly or indirectly, by merger, consolidation or otherwise of assets of the Company or its subsidiaries or the Surviving Corporation or its subsidiaries, representing 50% or more of the consolidated assets of the Company and its subsidiaries or the Surviving Corporation and its subsidiaries (as the case may be), (iii) issue, sale or other disposition or series of related dispositions by the Company or the Surviving Corporation of (including by of merger, consolidation, binding share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into such securities) representing 50% or more of the voting power of the Company or the Surviving Corporation (as the case may be) to a single purchaser or an affiliated group of purchasers or (iv) other transaction or series of related transactions pursuant to which any person or entity shall acquire "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire "beneficial ownership" of, 50% or more of the outstanding voting securities of the Company or the Surviving Corporation (as the case may be).

          Section 4.06. MFN Protection. The Company shall not, at any time within 45 days of the date of this Agreement, enter into any other strategic equity-based financing (which shall not include a commercial bank financing or a public or Rule 144A debt or equity offering or any private placement of debt or equity securities to any financial investor).

          Section 4.07. Surviving Corporation Bound by Terms of Investment. The Company shall take all steps reasonably requested by the Investor to ensure that the Surviving Corporation shall honor and be bound by all of the terms of this Agreement and the CVR Agreement after the consummation of the Merger, including by causing the Surviving Corporation to execute and deliver such instruments of assignment and take such other action as the Investor may reasonably request. Section 4.08. Commercial Agreements. (a) The parties shall negotiate in good faith definitive agreements relating to the Commercial Agreements with the goal of completing such definitive agreements prior to the Closing Date. With respect to any of such Commercial Agreements the definitive agreement for which has not been completed prior to the Closing Date, the parties agree that the terms of such arrangement set forth in the relevant Annex hereto represent all essential terms between the parties and shall be binding on the parties effective as of the Closing Date. Regardless of whether a definitive agreement has been entered into with respect thereto, from and after the Closing Date each Commercial Agreement shall be deemed to be an "Investment Transaction Document" for purposes of the representations and warranties set forth in Sections 2.03 and 2.04.

          (b) Promptly following consummation of the Merger, the Surviving Corporation shall take all actions reasonably requested by the Investor to ensure that DIRECTV Enterprises, Inc. and its subsidiaries operating the DirecTV broadcast satellite business become parties to the Commercial Agreements and that the terms thereof become binding on such companies.

          Section 4.09. Amendments to the Merger Agreement. The Company shall not consent to any amendment to the Merger Agreement (or to any exhibit, schedule or annex thereto) that would permit, except to the extent any such issuance is permitted by the terms of the Merger Agreement as in effect as of the date of this Agreement, the issuance of additional shares of GM Class H Common Stock (as such term is used in the Merger Agreement), including any modification of such term thereunder, without the prior written consent of Investor.

          Section 4.10. Reservation of Shares; Listing. (a) The Company shall:

          (i) cause to be authorized and reserve and keep available at all times during which any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or authorized but unissued shares of capital stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock pursuant to the terms of the Certificate of Designations, a sufficient number of shares of Class A Common Stock to provide for the issuance of the maximum number of shares issuable upon conversion of outstanding shares of Preferred Stock; and

          (ii) issue and cause the Company's transfer agent to deliver such shares of Class A Common Stock as required upon conversion of the shares of Preferred Stock on the terms and subject to the conditions set forth in the Certificate of Designations, and take all actions necessary to ensure that all such shares will, when issued and paid for pursuant to the conversion of the shares of Preferred Stock, be duly and validly issued, fully paid and nonassessable.

          (b) The Company shall use its commercially reasonable efforts to cause, prior to the Closing Date, the Class A Common Stock issuable upon conversion of the Preferred Stock or in connection with settlement of the CVRs to be listed on the Nasdaq National Market or other principal national securities exchange on which the Class A Common Stock is then listed, or in the case of Class A Common Stock to be issued in connection with settlement of the CVRs, prior to such settlement.

          Section 4.11. Legends. (a) So long as applicable, each certificate representing any portion of the Preferred Stock or shares of Class A Common Stock issuable upon conversion of the Preferred Stock shall be stamped or otherwise imprinted with a legend in the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

After the above requirement for a legend is no longer applicable because the shares of Class A Common Stock issued upon conversion of the Preferred Stock are freely transferable under the Securities Act, the Company shall remove such legend upon request from a holder of such shares, if outside counsel for such holder reasonably determines that the transfer of such shares is no longer restricted by the Securities Act and outside counsel for the Company reasonably concurs in such determination.

          (b) In addition to the legend contemplated by Section 4.11(a), each certificate representing any portion of the Preferred Stock shall be stamped or otherwise imprinted with a legend in the following form (with the bracketed language contained therein only being included in such legend if Non-Voting Preferred Stock is issued and delivered at the Closing in accordance with the provisions of Section 6.01(a)(iii)):

          "IN ACCORDANCE WITH THE TERMS OF THE CERTIFICATE OF DESIGNATIONS PURSUANT TO WHICH THE SHARES REPRESENTED BY
          THIS CERTIFICATE WERE ISSUED, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERRABLE OTHER THAN BY THE INITIAL HOLDER TO A PERMITTED TRANSFEREE [OR A VOTING PERMITTED TRANSFEREE] (AS SUCH TERMS ARE USED IN SUCH CERTIFICATE OF DESIGNATIONS) AND IMMEDIATELY PRIOR TO ANY PURPORTED SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE, SUCH SHARES SHALL AUTOMATICALLY CONVERT INTO SHARES OF CLASS A COMMON STOCK,
          PAR VALUE $0.01, OF THE ISSUER, IN ACCORDANCE WITH ARTICLE 5 OF SUCH CERTIFICATE OF

          DESIGNATIONS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

The investor hereby acknowledges that its ability to transfer any shares of Preferred Stock is restricted by the terms of the Certificate of Designations and that the transfer agent for the Company will not implement any transfer in violation of such restrictions.

          (c) Each certificate representing any portion of the Preferred Stock or shares of Class A Common Stock issuable upon conversion of the Preferred Stock shall be stamped or otherwise imprinted with a legend (and, to the extent applicable, each uncertificated share of Preferred Stock or Class A Common Stock shall have an appropriate designation made in the book-entry records relating thereto) in the following form:

          "THESE SHARES MAY ALSO BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF /o/, BETWEEN THE ISSUER AND VIVENDI UNIVERSAL,
          S.A., AND IN A STOCKHOLDER AGREEMENT DATED AS OF DECEMBER 14, 2002, AMONG VIVENDI UNIVERSAL, S.A., HUGHES ELECTRONICS CORPORATION AND GENERAL MOTORS CORPORATION, AND TO CERTAIN RESTRICTIONS ON VOTING SET FORTH IN A STOCKHOLDER VOTING AGREEMENT DATED AS OF DECEMBER 14, 2001, BETWEEN VIVENDI UNIVERSAL, S.A., AND CERTAIN STOCKHOLDERS OF THE ISSUER."

Such legend shall be removed promptly upon the termination of the underlying agreements.

          Section 4.12. Filing of Certificate of Designations. On or prior to the Closing Date, the board of directors of the Company shall adopt appropriate resolutions for the issuance of the Preferred Stock, and the Company shall file with the Secretary of State of the State of Nevada a Certificate of Designations for the Preferred Stock pursuant to Section
78.1955 of the Nevada Revised Statutes, in the form attached hereto as Exhibit C, with such changes as are mutually agreed by the Investor and the Company (the "Certificate of Designations"). Unless the Preferred Stock to be issued and delivered at the Closing is to be Non-Voting Preferred Stock in accordance with the provisions of Section 6.01(a)(iii), the Certificate of Designations shall not include any of the bracketed provisions included in the form thereof attached hereto as Exhibit C (other than the bracketed phrase "[other than such voting rights as are expressly provided in Sections 8.2, 8.3 and 8.4]" in
Section 8.1 thereof).

          Section 4.13. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

          Section 4.14. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing in this
Section 4.14 shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Each party will promptly inform the other party in writing of any litigation commenced against such party in respect of the transactions contemplated by this Agreement.

          Section 4.15. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The provisions of this Section 4.15 shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

          Section 4.16. Transfer of Non-Voting Preferred Stock. If the Preferred Stock issued and delivered to the Investor at the Closing is Non-Voting Preferred Stock and thereafter the Investor or any Permitted Transferee (as such term is defined in the Certificate of Designations) thereof proposes at any time to sell, assign, transfer or dispose of all the shares of Non-Voting Preferred Stock to a person which is not a Permitted Transferee in such a manner as not to cause such shares to be automatically converted into shares of Class A Common Stock pursuant to Section 5.1(a)(iii) of the Certificate of Designations (a "Non-Conversion Transfer"), the Investor shall give notice to the Company, at least 10 business days prior to entering into any binding agreement to transfer such shares (or, in the absence of such an agreement, prior to consummating any such transfer), of the proposed Non-Conversion Transfer, which notice (the "Transfer Notice") shall include the name of the proposed transferee. The Investor shall not enter into any such agreement or consummate any such proposed Non-Conversion Transfer unless the Company shall give its written consent to such Non-Conversion Transfer, which consent may not be unreasonably withheld. If the Company shall give such consent to the Investor, such consent shall be effective with respect to the Non-Conversion Transfer specified in the Transfer Notice for a period of 60 calendar days from the date of the Company's consent, unless such period is extended in writing by the Company.

          Section 4.17. Registration of Shares to be Issued in the Merger. The Company shall cause the shares of New Class A Common Stock to be issued to the Investor (and its wholly owned subsidiaries) in the Merger to be registered on the same registration statement on Form S-4 as the shares of New Class A Common Stock to be issued to the public stockholders of the Company in the Merger will be registered.

          Section 4.18. Market Sales During Company Offering. If the Company or the Surviving Corporation, as the case may be, notifies the Investor that the Company is planning to conduct an offering of securities (whether or not registered under the Securities Act), the Investor will cooperate with the Company in good faith with respect to any sales on the market of Class A Common Stock or New Class A Common Stock, as the case may be, by the Investor during the pendency of such offering in order to reduce the impact, if any, that such sales might have on the success of such offering, it being understood and agreed by the parties that the foregoing commitment shall not be deemed to prevent or otherwise restrict the ability of the Investor to effect any such sales during such period.

          Section 4.19. Waiver of Appraisal Rights. With respect to any shares of Preferred Stock, or Class A Common Stock issued upon the conversion thereof, owned or "beneficially owned" by the Investor (as such term is defined in Rule 13d-3 under the Exchange Act), the Investor hereby waives and relinquishes all rights set forth in Section 92A.300 et. seq. of the Nevada Revised Statutes to which the Investor would otherwise be entitled in the absence of this waiver and relinquishment with respect to the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as such term is defined in the Implementation Agreement). Without limiting the generality of the foregoing, the Investor hereby waives and relinquishes any and all rights to dissent from, and obtain payment of the fair value of the Preferred Stock, or Class A Common Stock issued upon the conversion thereof, in respect of, the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as so defined). The Investor acknowledges and agrees that with respect to the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as so defined) it shall have no right to (i) receive notice pursuant to Section 92A.410 of the Nevada Revised Statutes from the Company or (ii) deliver to the Company notice of intent to demand payment for the Investor's shares of Preferred Stock, or Class A Common Stock issued upon the conversion thereof, with respect to the Merger or any of the other transactions or actions provided for by the Transaction Agreements (as so defined) pursuant to Section 92A.420 of the Nevada Revised Statutes.

                                  Article V

                             Conditions Precedent
                             --------------------

          Section 5.01. Conditions to Each Party's Obligation. The respective obligation of the parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority required for the consummation of the Investment shall have been obtained or filed or shall have occurred, other than authorizations, consents, orders, approvals, declarations, filings and expirations, the failure to obtain, make or occur of which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement and the other Investment Transaction Documents.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Investment shall be in effect.

          Section 5.02. Conditions to Obligation of the Investor. The obligation of the Investor to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Investor) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Investor shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company by the time of the Closing, and the Investor shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Opinion of Counsel. The Investor shall have received an opinion from counsel to the Company (which may be the general counsel of the Company), dated the Closing Date, and addressed to the Investor, in form and substance reasonably acceptable to the Investor, as to the validity of the securities being issued pursuant to this Agreement and the CVR Agreement.

          (d) Absence of Proceedings. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority challenging or seeking to restrain or prohibit the Investment or any other transaction contemplated by this Agreement or the other Investment Transaction Documents.

          (e) EchoStar Transaction Agreements. The Merger Agreement and each other EchoStar Transaction Agreement (as that term is defined in the Merger Agreement) shall be in full force and effect, unamended in any manner from the form of such agreements as in effect as of the date of this Agreement (other than any such amendments as may be necessary or appropriate to provide for the Hughes Reorganization (as such term is defined in the Implementation Agreement) or any other amendment, in each case that would not materially adversely affect the Investor's interests as a holder of Preferred Stock or
CVRs), except for those amendments to which the Investor consents in writing in accordance with Section 4.09.

          (f) Material Adverse Change. From the date of this Agreement to the Closing Date, there shall not have been any event, change, occurrence or development of a state of circumstances or facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, other than any event, change, development of a state of circumstances or facts that arise out of or result from (i) the Company's performance of its obligations under, or taking of any actions expressly permitted or contemplated by, the terms of any of the EchoStar Transaction Agreements (as such term is defined in the Merger Agreement) or Investment Transaction Documents, (ii) economic factors affecting the economy or financial markets as a whole or generally affecting the direct broadcast satellite industry (other than those that materially disproportionately affect the Company and its subsidiaries, taken as a whole), (iii) the public announcement of the Investment or the other transactions contemplated by this Agreement and the other Investment Transaction Documents, (iv) any matter disclosed in the Filed SEC Documents, the Prior Public Disclosures or the Company Disclosure Schedule or (v) any of such events, changes, developments or facts referred to in clauses (i) through (iv), taken together.

          (g) Certificate of Designations. The Company shall have filed with the Secretary of State of the State of Nevada the Certificate of Designations.

          (h) CVR Agreement. The Investor shall have received a counterpart of the CVR Agreement, which shall have been executed and delivered by a duly authorized officer of the Company.

          (i) Registration Rights Agreement. The Investor shall have received a counterpart of the Registration Rights Agreement, which shall have been executed and delivered by a duly authorized officer of the Company.

          (j) Stockholder Voting Agreement. The Investor shall have received a counterpart of the Stockholder Voting Agreement which shall have been executed and delivered by CWE and a duly authorized trustee of each trust through which CWE holds capital stock of the Company.

          (k) Other Documents. The Company shall have furnished to the Investor (i) a long-form good standing certificate relating to the Company issued by the Secretary of State of the State of Nevada and dated the Closing Date and (ii) a certificate of the Secretary of the Company covering such matters as are customarily covered by such certificates, in form and substance reasonably acceptable to the Investor.

          Section 5.03. Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Investor made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to timely perform its obligations under this Agreement or any other Investment Transaction Document to which it is, or is specified to be, a party. The Company shall have received a certificate signed by an authorized officer of the Investor to such effect.

          (b) Performance of Obligations of the Investor. The Investor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Investor by the time of the Closing, and the Company shall have received a certificate signed by an authorized officer of the Investor to such effect.

          (c) CVR Agreement. The Company shall have received a counterpart of the CVR Agreement, which shall have been executed and delivered by a duly authorized officer of the Investor.

          (d) Registration Rights Agreement. The Company shall have received a counterpart of the Registration Rights Agreement, which shall have been executed and delivered by a duly authorized officer of the Investor.

          (e) Stockholder Voting Agreement. The Company shall have received a counterpart of the Stockholder Voting Agreement, which shall have been executed and delivered by a duly authorized officer of the Investor.

          (f) Certificate of the Secretary. The Company shall have received a certificate of the Secretary of the Investor covering such matters as are customarily covered by such certificates, in form and substance reasonably acceptable to the Company.

          Section 5.04. Frustration of Closing Conditions. Neither the Investor nor the Company may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 4.15.

          Section 5.05. Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the "waiving party") has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement, and such other party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party's obligations set forth in this Article V and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                                  Article VI

                      Termination, Amendment and Waiver
                      ---------------------------------

          Section 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Investment and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

          (i) by mutual written consent of the Company and the Investor;

          (ii) by either the Company or the Investor, if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (iii) unless the Company is in material breach of this Agreement at such time, by the Company at any time on or after February 28, 2002, if the Closing shall not have theretofore occurred because the condition set forth in the first sentence of Section 5.01(a) shall not have been satisfied prior to such time; provided that the Company shall have given the Investor at least three business days' notice of its intention to terminate this Agreement pursuant to this clause (iii); and provided further, that if the Company shall have delivered such a notice, the Investor shall be entitled to elect by written notice delivered to the Company prior to the date of the Company's intended termination of this Agreement, as specified in the Company's notice to the Investor, to purchase Preferred Stock having the rights, powers and preferences set forth in Exhibit C hereto, including the bracketed provisions therein identified as applicable to a series of non-voting Preferred Stock (the "Non-Voting Preferred Stock"), upon which election having been received by the Company, (x) the condition set forth in the first sentence of Section 5.01(a) shall be deemed to be no longer of any force or effect in this Agreement and (y) the Company's right to terminate this Agreement pursuant to this clause (iii) shall expire and have no further force or effect, unless at any time thereafter when all conditions to Closing have been satisfied or waived in accordance with
     Section 1.02, the Investor shall fail to satisfy its obligations to be fulfilled at the Closing within the time specified in Section 1.02 for the Closing to occur after the satisfaction or waiver of all conditions to Closing in accordance with such Section 1.02, in which event the Company shall be permitted to terminate this Agreement at any time after the Investor has so failed to so fulfill its obligations; or

          (iv) by the non-breaching party, if either the Company or the Investor shall have materially breached any of its representations, warranties, covenants, agreements or obligations that has rendered the satisfaction of the condition set forth in Section 5.02(a) or 5.02(b) or 5.03(a) or 5.03(b), as the case may be, incapable of fulfillment under this Agreement.

          (b) In the event of termination by the Company or the Investor pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

          Section 6.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, each of the parties shall be relieved of its duties and obligations arising under this Agreement, the provisions of this Agreement shall have no further force or effect after the date of such termination and such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach; and provided, further, that the provisions of Section 4.13, this Article VI and Article VII shall survive any termination hereof pursuant to Section 6.01.

                                 Article VII

                              General Provision
                              -----------------

          Section 7.01. Assignment; Successors. (a) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (other than, with respect to the Company, by operation of law in connection with the consummation of the Merger) without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Investor may assign its right to purchase the Preferred Stock pursuant to this Agreement and receive delivery of the associated CVRs pursuant to the CVR Agreement to a wholly owned subsidiary of the Investor without the prior written consent of any other party; provided, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 7.01 shall be void.

          (b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns.

          Section 7.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          Section 7.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile (upon receipt of confirmation), or if mailed, one day after mailing, as follows:

          (i) if to the Investor,

              Vivendi Universal
              42, Avenue de Friedland
              75380 Paris Cedex 08
              France
              Fax: 33-1-7171-1414

              Attention: Mr. Guillaume Hannezo

          with a copy to:

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eight Avenue
              New York, NY  10019
              United States
              Fax: 212-474-3700

              Attention: Faiza J. Saeed, Esq.; and

          (ii) if to the Company,

              EchoStar Communications  Corporation
              5701 South Santa Fe Drive
              Littleton, Colorado 80120

              Fax: 303-723-1699

              Attention: David K. Moskowitz, General Counsel

          with a copy to:

              Sullivan & Cromwell
              125 Broad Street
              New York, NY 10004

              Attention: Francis J. Aquila and John J. O'Brien

          Section 7.04. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Annex, Exhibit or Schedule, such reference shall be to a Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b) For all purposes hereof:

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "control" (including the terms "controlling, "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          "including" means including, without limitation.

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.

          "subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          Section 7.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          Section 7.06. Entire Agreement. This Agreement, the Non-Disclosure Agreement dated as of December 8, 2001, between the Company and the Investor and the other Investment Transaction Documents, along with the Annexes, Schedules and Exhibits thereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Investment Transaction Documents.

          Section 7.07. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          Section 7.08. Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York and (c) any Colorado state court or federal court sitting in Colorado, for the purposes of any suit, action or other proceeding arising out of this Agreement, any other Investment Transaction Document or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York, New York County or in any Colorado state court or federal court sitting in Colorado. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York or Colorado with respect to any matters to which it has submitted to jurisdiction in this Section 7.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any other Investment Transaction Document or the transactions contemplated hereby and thereby in
(i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York or (iii) in any Colorado state court or federal court sitting in Colorado, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 7.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise apply under applicable principles of law thereof.

          Section 7.10. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any other Investment Transaction Document or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Investment Transaction Document, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.10.

          Section 7.11. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the Investor, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

          Section 7.12. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between the Company and the Investor, any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between the Company and the Investor, or prevent any violation hereof, and, to the extent permitted by applicable law, as between the Company the Investor, each party waives any objection to the imposition of such relief.

          Section 7.13. Survival of Representations and Warranties. The parties agree that the representations and warranties of the Company and the Investor contained in this Agreement or in any certificate, document or instrument delivered in connection herewith (other than the representations and warranties of the Company set forth in Section 2.02(c) and 2.02(d)), shall not survive Closing.

          IN WITNESS WHEREOF, the Company and the Investor have duly executed this Agreement as of the date first written above.

                                        ECHOSTAR COMMUNICATIONS CORPORATION,

                                          by /s/ David K. Moskowitz
                                             --------------------------------
                                             Name:  David K. Moskowitz
                                             Title: Senior Vice President &
                                                    General Counsel


                                        VIVENDI UNIVERSAL, S.A.,

                                          by /s/ Jean-Marie Messier
                                             --------------------------------
                                             Name:  Jean-Marie Messier
                                             Title: Chairman & Chief
                                                    Executive Officer